Comdisco, Inc. and Subsidiaries                                    Exhibit 12.00

COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
(dollars in millions)

                                               For the years ended September 30,
                                               --------------------------------
                                               2000   1999   1998   1997  1996
                                               ----   ----   ----   ----  ----
Fixed charges
  Interest expense <F1>.....................   $384   $341   $329   $301  $267
  Approximate portion of
    rental expense representative
    of an interest factor ..................      7      6      5      4     7
                                               ----   ----   ----   ----  ----
  Fixed charges ............................    391    347    334    305   274

Earnings from continuing operations
  before income taxes, net of preferred
  stock dividends ..........................    398    110    238    203   176
                                               ----   ----   ----   ----  ----
Earnings from continuing operations before
 income taxes and fixed charges ............   $789   $457   $572   $508  $450
                                               ====   ====   ====   ====  ====
Ratio of earnings to fixed charges .........   2.02   1.32   1.71   1.67  1.64
                                               ====   ====   ====   ====  ====

Rental expense:
  Equipment subleases ......................   $  3   $  4   $  5   $  6  $ 14
  Office space, furniture, etc .............     17     14      9      7     8
                                               ----   ----   ----   ----  ----
    Total ..................................   $ 20   $ 18   $ 14   $ 13  $ 22
                                               ====   ====   ====   ====  ====
    1/3 of rental expense ..................   $  7   $  6   $  5   $  4  $  7
                                               ====   ====   ====   ====  ====



[FN]
<F1>
Includes  interest  expense  incurred by  technology  services  and included  in technology services expense on the consolidated statements of earnings. In fiscal 2000 and 1999, includes interest expense incurred by discontinued operations and included in the loss on discontinued operations on the consolidated statements of earnings.
